EXHIBIT 10.1

Construction Loan Agreement

THIS CONSTRUCTION LOAN AGREEMENT is made as of the 29th day of July, 2011, by and between EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the “Borrower”), EMERGENT MANUFACTURING OPERATIONS BALTIMORE LLC, a Delaware limited liability company (“Guarantor”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS:

A.  The Borrower has requested that the Bank provide a construction loan to the Borrower in an aggregate amount not to exceed Thirty Million and No/100 Dollars ($30,000,000.00) (the “Loan”).  Each initially capitalized term used in these Recitals shall have the meaning set forth in Section 1.1.

B.  The Loan will be used by the Borrower to fund the cost of refinancing the acquisition loan and the construction on the Land of the Improvements in accordance with the Plans (the Land and the Improvements, together with any and all other improvements now or hereafter located or constructed on the Land are sometimes hereinafter referred to collectively as the “Project”).

C.  The Bank is willing to provide the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1 - DEFINITIONS

1.1. Definitions.  In addition to words and terms defined in the Recitals or elsewhere in this Agreement, the following terms shall have the meanings provided below:

“Agreement” means this Construction Loan Agreement, including all schedules and exhibits hereto, as the same may be amended, replaced or supplemented from time to time.

“Assignment of Rents” means that certain Assignment of Rents, Leases and Profits of even date herewith, given by Borrower to the Bank with respect to the Property, as the same may be amended, replaced or supplemented from time to time.

“Closing Date” means the date of this Agreement.

“Completion Date” means the earlier of July 28, 2012, or the date on which the Construction Consultant issues a certificate to the Bank stating that the Improvements have been completed in accordance with the Plans / the date on which an unconditional certificate of occupancy is issued for the Project.

“Consolidated Group” means the Borrower and all of its subsidiary and affiliate entities on a consolidated basis.

“Construction Consultant” means such person or entity as the Bank may designate from time to time to inspect construction of the Improvements and perform other services with respect thereto on behalf of the Bank.

“Construction Contract” means that certain construction contract dated as of September 15, 2010, between Guarantor and the Contractor, and all exhibits and attachments thereto, as the same may be amended from time to time with the Bank’s prior written consent.

“Contractor” means Whiting-Turner Contracting Company, Inc. or such other contractor as may be approved by the Bank, and shall include all subcontractors of Contractor as provided in the Construction Contract.

“Deed of Trust” means the Indemnity Deed of Trust, Assignment and Security Agreement given by Guarantor to the Bank and securing the Note, as the same may be amended, replaced or supplemented from time to time.

“Development Documents” means the Construction Contract, the Plans, all consents, licenses, permits, authorizations and approvals relating to the construction, completion, management, use and occupancy of the Improvements and all other instruments, documents and rights required or in any way relating to the design, construction, renovation, use, occupancy or ownership of the Improvements, whether now existing or hereafter arising, which Development Documents have been assigned to the Bank as security for the Loan pursuant to Article 8 hereof.

“Equity Contribution” means the Borrower’s contribution of not less than Ten Million and No/100 Dollars ($10,000,000.00) towards the cost of the Project.

“Guaranty” means that certain Guaranty and Suretyship Agreement (Payment and Completion) given by the Guarantor to the Bank, as the same may be amended, replaced, or supplemented from time to time.

“Improvements” means the manufacturing facility and related improvements to be constructed on the Land in accordance with the Plans.

“Land” means that certain legally subdivided parcel or parcels of land located in the City of Baltimore, Maryland, as more particularly described on Exhibit A to the Deed of Trust.

“Loan” means the loan to be made by the Bank pursuant to this Agreement, as evidenced by the Note.

“Loan Documents” means this Agreement, the Note, the Deed of Trust, the Assignment of Rents, the Guaranty and all other indemnification agreements, documents, instruments, certificates and agreements now or hereafter executed in connection with the Loan, as the same may be amended, replaced, or supplemented from time to time.

“Note” means the promissory note of the Borrower payable to the order of the Bank, as the same may be amended, renewed, replaced, or supplemented from time to time.

“Plans” means the plans and specifications for the Improvements prepared by the Borrower, as the same may be amended in accordance with this Agreement.

“Project Budget” means the project budget attached as Exhibit A hereto, as the same may be amended in accordance with this Agreement.

“Project Costs” shall mean the total costs to complete the Improvements, as described in the Project Budget attached as Exhibit A hereto (without amendment or revision).

“Property” shall have the meaning ascribed to such term in the Deed of Trust.

ARTICLE 2 -  LOAN; LOAN DOCUMENTS

2.1. Loan.  Subject to the terms and conditions hereinafter set forth, the Bank agrees to make the Loan to the Borrower.  The Bank and the Borrower acknowledge and agree that the Bank will disburse the proceeds of the Loan only for the payment of or reimbursement for the actual costs, fees and expenses incurred by the Borrower or the Guarantor in connection with (a) the refinancing of the acquisition of the Land, (b) the construction and development of the Improvements as herein set forth, and (c) Loan closing costs and fees, as shown on the Project Budget, with all such disbursements to be made in accordance with the terms and subject to the conditions set forth in this Agreement.

2.2. Operating Account; Disbursements.  The Borrower will maintain with the Bank throughout the term of the Loan a commercial operating account.  The Borrower hereby authorizes the Bank to make disbursements of Loan proceeds by the Bank’s crediting of such disbursements directly into such account, and the Borrower agrees that such disbursements shall constitute an advance under the Note.  The Borrower agrees to pay all normal and customary charges of the Bank for maintaining such account.

2.3. Loan Fee.  The Borrower will pay to the Bank a non-refundable construction loan fee (the “Loan Fee”) in the amount of forty (40) basis points (0.40%) of the total aggregate amount drawn under the Loan and the equipment loan made to the Borrower by PNC Equipment Finance, LLC on or about the date hereof.  Eighty Four Thousand Dollars ($84,000.00) of the Loan Fee will be paid to the Bank on or before Closing, and the remainder of the Loan Fee will be paid to the Bank on or before the Completion Date.

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Guarantor hereby represents and warrants to the Bank as follows, which representations and warranties shall be automatically recertified to the Bank with each disbursement request:

3.1. Existence, Power and Authority.  Each of the Borrower and the Guarantor is duly organized or incorporated, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.  Each of the Borrower and the Guarantor is duly authorized to execute and deliver the Loan Documents executed by it, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and each of the Borrower and the Guarantor is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2. Financial Statements.  The Borrower and the Guarantor (on a consolidated basis) have provided or caused to be provided to the Bank its most recent balance sheet, income statement and statement of cash flows (to the extent available) (the “Historical Financial Statements”).  The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s and the Guarantor’s operations for the period specified therein.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

3.3. No Material Adverse Change.  Except as disclosed on Exhibit B attached hereto, since the date of the most recent Historical Financial Statements, neither the Borrower nor the Guarantor has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4. Binding Obligations.  Each of the Borrower and the Guarantor has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors with respect to the Borrower or of its sole member with regard to the Guarantor, or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower and the Guarantor, will constitute the legal, valid and binding obligations of the Borrower and of the Guarantor enforceable in accordance with their terms.

3.5. No Defaults or Violations.  There does not exist any Event of Default under this Agreement or any material default or violation by the Borrower or the Guarantor of or under any of the terms, conditions or obligations of:  (a) its articles or certificate of incorporation, regulations or bylaws if the Borrower or the Guarantor is a corporation or its other organizational documents as applicable; (b) any indenture, mortgage, deed of trust, franchise, permit, material contract, material agreement, or other instrument to which it is a party or by which it is bound; or (c) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6. Litigation.  Except as disclosed in the Borrower’s quarterly report filed with the Securities and Exchange Commission on May 6, 2011, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower or the Guarantor, threatened against the Borrower or the Guarantor, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower or the Guarantor for any action, suit, proceeding or investigation which could result in such a material adverse change.

3.7. Title; Subdivision; Access.  The Guarantor has clear and marketable fee simple title to the Property, free, clear and unencumbered, of record and in fact, except for and subject only to those matters permitted by the terms of the Deed of Trust.  The Guarantor has been granted all easements appropriate for construction of the Improvements.  The Land is a separately subdivided parcel or parcels under applicable laws regulating subdivision and land development.  All streets necessary for the full utilization of the Land have been completed, and the Land has direct, unfettered access to sewer right-of-ways.

3.8. Utilities.  All utility services necessary for the construction of the Improvements and the use and operation thereof for their intended purposes, including water, storm and sanitary sewer facilities, electric, gas, and telephone, are available at the boundaries of the Land and shall, by the Completion Date, be installed and operating.

3.9. Information.  The Guarantor has delivered to the Bank a true and correct copy of the Development Documents and any certificates, consents, amendments, waivers and other documents executed in relation therewith, and there have been no other amendments, waivers or modifications thereof.  All surveys, plat plans and similar documents furnished by the Guarantor to the Bank are accurate and complete in all material respects as of their respective dates.

3.10. Zoning and Governmental Approvals.  The development, construction, use and occupancy of the Improvements in accordance with the Plans will conform to all applicable laws, all existing governmental approvals and all covenants, conditions and restrictions contained in a deed, lease or other instrument or agreement covering or affecting all or any portion of the Project.  All governmental approvals (except to the extent the same are of a nature so as not to be obtainable until a later stage of construction or completion of the Improvements) have been obtained and are valid and in full force and effect, including approval of the Plans.

3.11. Contracts.  There are no contracts affecting or relating to the management or operation of the Project that have a material impact on such management or operation except the Construction Contract and any other Development Documents heretofore delivered to the Bank.

3.12. Regulatory Matters.  No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13. Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Consolidated Group’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Consolidated Group will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Consolidated Group will not have unreasonably small capital for the business in which it is engaged.

3.14. Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.

ARTICLE 4 -  AFFIRMATIVE COVENANTS OF BORROWER

The Borrower and the Guarantor covenant and agree that until the Loan is paid in full, the Borrower and the Guarantor shall:

4.1. Use of Proceeds.  Use the proceeds of the Loan only for the purposes provided for in Section 2.1 hereof.

4.2. Construction.  Cause the ongoing construction of the Improvements to be carried forward with diligence and continuity for completion by the Completion Date.  The Borrower and the Guarantor shall cause the Improvements to be constructed in accordance with the Plans and all applicable zoning, building, and other laws, statutes, codes, ordinances, rules and regulations, and all applicable agreements, covenants and restrictions and utilize only the Contractor to complete the Improvements.

4.3. Books and Records.  Make available for inspection by a duly authorized representative of the Bank any of the Borrower’s or the Guarantor’s books and records insofar as they relate to the Project at such times as may be reasonably requested by the Bank; and furnish to the Bank, upon reasonable notice to the Borrower by the Bank, such information regarding its business affairs and financial condition as the Bank may reasonably request.

4.4. Reimbursement.  Reimburse the Bank promptly for all costs and expenses paid or incurred by the Bank in connection with the Loan, including the cost of title insurance premiums, charges and update fees, reasonable fees and expenses of the Bank’s attorneys, survey costs, appraisal costs, flood search costs, environmental consultant fees, all reasonable costs and expenses of the Construction Consultant whether incurred prior to or during construction, lending fees, recording fees and taxes and all other expenses paid in connection with the preparation, closing and administration of the Loan.

4.5. Compliance with Covenants, Agreements and Laws.  Comply with all applicable laws, covenants and restrictions now of record affecting all or any part of the Property.  The Borrower and the Guarantor shall comply with the Development Documents and all other material obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject.

4.6. Insurance.  Obtain and keep in full force and effect such insurance as may be required by the Bank from time to time as set forth in the Deed of Trust.

4.7. Financial Requirements.  Comply with the financial covenants set forth on Exhibit C attached hereto and made a part hereof, and shall furnish or cause to be furnished to the Bank such other information as the Bank may reasonably request from time to time.

4.8 Appraisal.  Reimburse the Bank promptly for all costs and expenses paid or incurred by the Bank in connection with an MAI appraisal of the Property prepared by an MAI appraiser engaged by the Bank, which shall state a fair market value of the Property after completion of the Improvements and be acceptable in form and substance to the Bank.  A copy of the appraisal will be shared with the Borrower.

ARTICLE 5 -  NEGATIVE COVENANTS OF BORROWER

The Borrower covenants and agrees that until the Loan is paid in full, the Borrower shall not:

5.1. Changes; Modifications of Contracts.  To the extent that such action would cause any material change in the total amount of the Project Budget, cause any change in the Plans, modify the terms and conditions of the Construction Contract, modify the terms and conditions of any subcontract or material order or any other contract delivered to and approved by the Bank and relating to the design, operation, use, construction or management of the Improvements, or in the identity of the Contractor without the Bank’s prior written consent, which consent shall not be unreasonably withheld.

5.2. Ownership of Materials and Personal Property.  Without the Bank’s prior written consent, which consent shall not be unreasonably withheld, and excluding any government furnished equipment provided to the Borrower or the Guarantor for use at the Property, cause any materials, equipment, personal property or fixtures of any kind to be purchased or acquired for installation or use in or about the Improvements under any conditional sales contract or security agreement or lease agreement.  Any such materials, equipment, personal property or fixtures of any kind purchased or acquired for installation or use in or about the Improvements shall be the property of the Borrower or the Guarantor, and shall not be subject to any liens other than those in favor of PNC Equipment Finance, LLC.

5.3. Publicity.  Erect any sign on the Property or engage in other publicity regarding the financing provided by the Bank without the Bank’s prior written approval.  Promptly after request by the Bank, the Borrower will erect on the Property up to two (2) financing signs provided by the Borrower to the specifications and satisfaction of the Bank and the Borrower.

5.4. Transfer of Interests.  Permit the sole member of the Guarantor to sell, assign, give, mortgage, pledge, encumber or otherwise transfer any interest in the Guarantor, without the Bank’s prior written consent.  The Borrower will not liquidate, merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of a material portion of its operating property or assets, whether now owned or hereafter acquired; provided, however, that the foregoing restrictions do not apply to any merger or consolidation where the following conditions are satisfied:

                                (a) the Borrower or an entity controlled by the Borrower shall be the continuing or surviving entity of such merger or consolidation;

          (b) such merger or consolidation shall be non-hostile;
(c) the person, firm, corporation or other entity with which the Borrower will merge or consolidate shall conduct, or have conducted within the last three (3) years, lines of business that are substantially similar or complementary to one or more of the principal businesses of the Borrower in the ordinary course;

(d) such merger or consolidation shall not include or result in any contingent liabilities (other than contingent value rights or similar contingent liabilities dependent upon the success of the business of Borrower’s merger or consolidation partner) that could reasonably be expected to have a material adverse effect upon the business, financial condition, operations or prospects of the Borrower, taken as a whole (as reasonably determined in good faith by the Bank);

(e) (i)  immediately before and immediately after giving pro forma effect to any such merger or consolidation (including all indebtedness to be incurred in connection therewith), no Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such merger or consolidation, the Consolidated Group shall be in pro forma compliance with all of the covenants set forth on Exhibit C, such compliance to be determined on the basis of the financial information most recently delivered to the Bank as though such merger or consolidation had been consummated as of the first day of the fiscal period covered thereby; and

(f) the Borrower shall have delivered to the Bank, at least five (5) business days prior to the date on which any such merger or consolidation is to be consummated, a certificate of a officer of the Borrower, in form and substance reasonably satisfactory to the Bank, certifying that all of the requirements set forth in this Section 5.4 have been satisfied or will be satisfied on or prior to the consummation of such merger or consolidation.

ARTICLE 6 -  CONDITIONS FOR DISBURSEMENTS

6.1. Conditions for Closing and First Disbursement.  The Bank shall not be obligated to make the first disbursement of the Loan until the Borrower at its expense shall have fulfilled, to the Bank’s satisfaction, all provisions of this Agreement applicable thereto and shall have delivered all items set forth on Exhibit F attached hereto and the following conditions have been met:

(a) Transaction Documents.  The Loan Documents and the Development Documents shall have been duly executed and, where applicable, delivered to the Bank.  The Deed of Trust and other documents to be placed of record or filed shall have been duly executed and recorded and filed in all appropriate offices and shall constitute a first and prior lien on the Project, subject only to matters approved by the Bank as set forth in the Deed of Trust.

(b) Inspection Report.  If required by Bank, the Construction Consultant shall have delivered a favorable report as to the detail set forth in the Plans, the quality of construction called for by the Plans and the adequacy of the Construction Contract to provide for completion of the Improvements in accordance with the Plans and as to such other matters as the Bank may request.

(c) Loan Fee, Costs and Expenses.  The portion of the Loan Fee payable on the Closing Date and all reimbursable costs and expenses pursuant to the Loan Documents shall have been paid.

(d) No Damage or Taking.  No portion of the Improvements shall have been damaged by fire or other casualty and no condemnation or taking of the Property or the Improvements or any portion thereof shall be pending or threatened.

(e) License and Permits.  All licenses, permits, consents, approvals and authorizations for the construction of the Improvements shall be in full force and effect and no notices of violation or revocation with respect thereto shall have been received.

(f) No Default.  No Event of Default shall have occurred and be continuing hereunder or under any of the other Loan Documents.

6.2. Subsequent Disbursements.  The Bank shall not be obligated to make future disbursements on the Loan (including the final disbursement referred to in Section 6.3) unless the Borrower shall have fulfilled the following conditions:

(a) Preceding Conditions.  All applicable conditions of the preceding Section 6.1 shall continue to be met.

(b) Title Policy Endorsement.  The Bank shall have received an endorsement to the title insurance policy (i) indicating that since the last preceding disbursement of the Loan there has been no change in the state of title and no survey exceptions not theretofore approved by the Bank, (ii) increasing the coverage of the policy by an amount equal to the disbursement then being made, so that the total amount insured equals the total amount of the Loan disbursed by the Bank, and (iii) changing the effective date of the policy to the date of disbursement.

6.3. Final Disbursement.  The Bank shall make the final disbursement of Loan proceeds only upon a fulfillment of the following conditions:

(a) Preceding Conditions.  All applicable conditions of Section 6.1 and 6.2 shall continue to be met.

(b) Title Policy Endorsement.  The Bank shall have received an endorsement to the title insurance policy in a form approved by the Bank, insuring that no encroachments exist over any building, zoning, right-of-way or property boundary lines.

(c) Final Lien Releases.  The Bank shall have received final lien releases from the Contractor and all subcontractors with respect to the work performed in connection with the construction and equipping of the Improvements.

(d) Miscellaneous.  The Borrower and the Guarantor shall provide the Bank with such other information and documentation reasonably requested by the Bank.

6.4. Other Conditions and Procedure for Disbursements.  Subject to the terms and conditions hereof, the Bank shall undertake to disburse the proceeds of the Loan from time to time for payment of construction costs of the Improvements and other development costs, all as described in the Project Budget, as such construction is completed and as the other development costs are incurred as the Bank or its Construction Consultant shall determine.  The Bank’s obligation to make any such disbursement is conditioned upon a request of the Borrower, delivery by the Borrower and the Guarantor and approval by the Bank of the items required pursuant to Sections 6.1, 6.2, and 6.3, satisfaction of all other conditions to disbursements set forth herein, delivery of the items specified below and the performance by each of the Borrower and the Guarantor of all of its covenants, agreements and obligations under this Agreement and the other Loan Documents.

(a) Requisition.  At closing or at least ten (10) business days prior to the date on which the Borrower desires a disbursement, the Borrower shall submit to the Bank (i) a Request for Disbursement in the form of Exhibit D hereto, signed by the Borrower, together with copies of invoices for all costs and expenses reflected in the Request for Disbursement, (ii) a Project Budget showing the total project costs to date, and the allocation of the Equity Contribution and the balance of each category of construction costs; and (iii) copies of invoices for indirect construction costs, the accuracy of which may at the Bank’s option be certified by the Construction Consultant, and such other information and documentation required hereunder.  With the exception of closing, the Bank shall not be required to disburse funds until ten (10) days after the last required item is received.  The Bank shall not be required to disburse funds for any amounts in excess of one hundred percent (100%) of the amount of the acquisition loan refinanced by the Loan up to a maximum of $6,300,000, plus seventy-five percent (75%) of Project Costs incurred.

(b) Timing.  Requests for disbursements shall not be made more often than once a month.  Prior to disbursement of any Loan proceeds for any line item shown on the Project Budget, the Borrower shall have expended, for costs approved by the Bank, sums at least equal to the Equity Contribution, if any for such line item.  Prior to each disbursement, at the Borrower’s expense, the Bank may request that the Construction Consultant inspect the Improvements to verify the accuracy of all other reports, requests or documents submitted by the Borrower.

(c) Lien Waivers.  If requested by the Bank, the Borrower and the Guarantor shall furnish the Bank with a schedule from the Borrower in the form of Exhibit E hereto identifying all contractors or subcontractors who have performed work or furnished materials in connection with the Improvements, together with lien waivers from the Contractor and all subcontractors who have performed work or furnished materials in connection with the Improvements, current through the period covered by such request for funds.

(d) Limitation on Disbursements.  Anything contained in this Agreement to the contrary notwithstanding, it is expressly understood and agreed that the Bank shall not fund any amounts in excess of in excess of one hundred percent (100%) of the amount of the acquisition loan refinanced by the Loan up to a maximum of $6,300,000, plus seventy-five percent (75%) of Project Costs incurred.  If the Bank or the Construction Consultant determine in its sole discretion that the Bank has funded more than one hundred percent (100%) of the amount of the acquisition loan refinanced by the Loan up to a maximum of $6,300,000, plus seventy-five percent (75%) of Project Costs incurred, the Borrower shall, within ten (10) days after written request by the Bank, deposit the amount by which the total aggregate amount of all previous disbursements exceeds one hundred percent (100%) of the amount of the acquisition loan refinanced by the Loan up to a maximum of $6,300,000, plus seventy-five percent (75%) of Project Costs incurred with the Bank, which deposit shall first be exhausted before any further disbursement of the Loan proceeds is made.  The Bank shall not be obligated to make any Loan disbursements in excess of one hundred percent (100%) of the amount of the acquisition loan refinanced by the Loan up to a maximum of $6,300,000, plus seventy-five percent (75%) of Project Costs.  Whenever the Bank has any such deficiency funds on deposit, such funds, together with any interest thereon, shall be additional security for the Loan and the Borrower hereby grants the Bank a security interest in such funds.

(e) Material Damage.  Notwithstanding any provision of this Agreement to the contrary, if the Property shall have suffered any material damage or destruction prior to any disbursement, such damaged or destroyed portion shall be restored or replaced in a manner acceptable to the Bank without cost to the Bank prior to any further disbursement from the Bank.

(f) Mechanics’ Liens.  In the event of the filing of any mechanics’ or materialmen’s lien, the Borrower and the Guarantor shall within ten (10) days after the filing thereof, or if earlier, prior to the next disbursement of Loan proceeds, cause such lien to be removed by bonding or otherwise, or insured over by the title company to the Bank’s satisfaction.

(g) Other Disbursement Contingencies.  The Bank shall not be obligated to make any disbursement hereunder or to take any action hereunder or under the Loan Documents if, on the date of a proposed disbursement or the date of a proposed action, (i) the Borrower is in default of its obligations hereunder or under any of the Loan Documents, or an event has occurred which with the passage of time or the giving of notice or both would constitute an Event of Default hereunder or thereunder, or (ii) any representation or warranty made by the Borrower herein or in any of the other Loan Documents proves to be untrue in any material respect.

(h) Payment.  The Bank may, at its option, make disbursements (i) to the operating account of the Borrower opened with the Bank, or (ii) directly to persons furnishing labor or material to the Project.

(i) Access to Property; Right to Stop Work; Correction of Defective Work.  Guarantor will allow the Bank, through the Construction Consultant and the Bank’s officers, agents, or employees, at all reasonable times and upon reasonable notice, the right of entry and access to the Property (subject to Guarantor’s reasonable safety policies and procedures) and the right to inspect all work done, labor performed and materials furnished or to be furnished in furtherance of the Improvements.  If the Bank determines that any work or material does not comply with the Plans or sound building practice or otherwise departs from the requirements of this Agreement or the Construction Contract, then the Bank may require the work to be stopped and may withhold disbursements until the matter is corrected to the Bank’s satisfaction.  The Bank shall also have the right to require that the work be stopped upon the occurrence of an Event of Default or event which with notice, the lapse of time or both would constitute an Event of Default.  If the Project shall require, in the Bank’s reasonable judgment, the written consent of any person or entity as to any aspect of the construction of the Improvements, the Bank may require the work to be stopped and may withhold further disbursements of the Loan until all such written consents, in writing shall have been delivered to the Bank.  The Borrower and the Guarantor shall promptly correct any non-conforming work or materials.  Unless otherwise agreed by the Bank, the Borrower and the Guarantor, no such action by the Bank will affect the Borrower’s and the Guarantor’s obligation to complete the Improvements on or before the Completion Date.  The Bank shall be under no duty to examine, supervise or inspect the Plans or the construction of the Improvements.  Any inspection or examination by the Bank or the Construction Consultant is for the sole purpose of protecting the Bank’s liens and security interests and preserving its rights hereunder.  No default or breach of the Borrower or Guarantor will be waived by any inspection by the Bank, nor shall any such inspections constitute a representation that there has been or will be compliance with the Plans or that the construction is free from defective materials or workmanship.  The Construction Consultant’s services are for the sole benefit of the Bank and the Bank shall not be liable in any manner for the results of such inspection.

(j) Indemnification.  The Borrower hereby agrees to defend, indemnify, protect and hold harmless the Bank and its affiliates, directors, officers, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees and claims arising out of the loss of life, injury to persons, property or business) in connection with any construction, demolition or renovation activities of the Borrower or the Guarantor, including the construction of the Improvements, the making of the Loan pursuant to the terms and conditions of this Agreement or the Loan Documents, except to the extent that the foregoing claims, losses, damages, liabilities, costs and expenses arise from the gross negligence or intentional misconduct of the Bank and its affiliates, directors, officers, employees, agents, successors or assigns.

ARTICLE 7  -  DEFAULTS AND REMEDIES

7.1. Events of Default.  The occurrence of one or more of the following events shall constitute an Event of Default hereunder:

(a) The Borrower or the Guarantor shall fail to comply with any covenant contained in this Agreement or any of the other Loan Documents which calls for the payment of money within seven (7) days after such payment is due.

(b) If the construction of the Improvements is not carried on with reasonable dispatch in accordance with the Plans in the Bank’s reasonable judgment, or if construction of the Improvements is abandoned for twenty (20) consecutive days or is not substantially completed in all material respects on or prior to the Completion Date.

(c) If the Borrower or the Guarantor fails to keep, observe or perform any of the other material undertakings, conditions, stipulations, agreements, covenants or obligations of the Borrower or the Guarantor as set forth in this Agreement, which do not have a specified grace or cure period, and continuance of such failure for twenty (20) days after the earlier of written notice from the Bank to the Borrower or the Borrower has knowledge that such failure has occurred.

(d) If any of the representations or warranties made by the Borrower or the Guarantor under this Agreement or under any of the other Loan Documents shall be untrue in any material respect when made.

(e) If any Event of Default or General Default (after the lapse of the applicable cure period) shall occur under any of the Loan Documents or under any other instruments relating thereto delivered by the Borrower or the Guarantor to the Bank under this Agreement.

Notwithstanding the foregoing, if any default or failure to observe or perform any covenant or other agreement hereunder or under the Loan Documents occurs (a "General Default"), such General Default is curable, and no specific cure period otherwise applies to such General Default, the General Default may be cured if the Borrower, after receiving written notice from the Bank demanding cure of such General Default cures the General Default within twenty (20) days.

7.2. Remedies.  Upon the occurrence of any one or more of the Events of Default, at the Bank’s option and following the lapse or expiration of any applicable cure period, all obligations on the Bank’s part to make the Loan, or to make any further disbursements hereunder shall cease and terminate, and the Loan and all sums then or thereafter due under any and all of the Loan Documents shall thereupon become immediately due and payable.  Upon the occurrence of an Event of Default, the Bank may enforce any or all of its rights hereunder or under any other Loan Documents, or at law or in equity, and in addition, the Bank, at its option, may apply any or all funds not previously disbursed to the payment of outstanding invoices and to the completion of the Improvements, with the right and power in such event to enter upon and take possession of the Property, to make such changes in the Plans or the Development Documents as may seem desirable, and to do all things reasonably necessary in the Bank’s opinion to complete or partially complete the Improvements.  The Borrower irrevocably appoints the Bank as its attorney-in-fact, with full power of substitution, to complete the Improvements in the Borrower’s name or the Guarantor’s name or the Bank may elect to complete construction in the Bank’s name.

ARTICLE 8  -  MISCELLANEOUS

8.1. Notices.   All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (the "Notices") must be in writing and will be effective upon receipt.   Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving the Notices.  Regardless of the manner in which provided, the Notices may be sent to a party’s address set forth below or to such other address as any party may give to the other for such purpose in accordance with this Section:

To the Bank:                                   PNC Bank, National Association
800 17th Street, N.W.
Washington, DC   20006
Attention:Douglas T. Brown, Senior Vice President CorporateBanking - Government Contracting
Facsimile No.:     (202) 835-5977
Telephone No.:  (202) 835-4992

To the Borrower and
the Guarantor:                               Emergent BioSolutions Inc.
Emergent Manufacturing Operations Baltimore LLC
2273 Research Boulevard, Suite 400
Rockville, Maryland 20850
Attention: General Counsel
Facsimile No.:     (301) 795-1899
Telephone No.:  (301) 795-1800

8.2. Preservation of Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

8.3. Illegality.  If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

8.4. Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower or the Guarantor from, any provision of this Agreement will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower or the Guarantor will entitle the Borrower or the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

8.5. Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.6. Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

8.7. Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Guarantor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower and the Guarantor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

8.8. Interpretation.  In this Agreement, unless the Bank, the Borrower and the Guarantor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one party as the Borrower or the Guarantor, the obligations of such persons or entities will be joint and several.

8.9. Certain Waivers.  The Borrower and the Guarantor hereby relieve and discharge the Bank from any and all liability and responsibility whatsoever arising out of the disbursement of Loan proceeds hereunder and agrees and acknowledges that the Bank does not assume any responsibility whatsoever for the method of disbursement, the application or use of Loan proceeds disbursed hereunder or as to any liens or claims whatsoever which might attach to or be filed against the Property.

8.10. Indemnity.  The Borrower and the Guarantor agree to indemnify each of the Bank, each legal entity, if any, who controls the Bank and each of their respective directors, officers and employees (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities and expenses (including all reasonable fees and charges of internal or external counsel with whom any Indemnified Party may consult and all third party expenses of litigation and preparation therefor) which any Indemnified Party may incur, or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower or the Guarantor), in connection with or arising out of or relating to the matters referred to in this Agreement or in the other Loan Documents or the use of the proceeds of the Loan, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower or the Guarantor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence,  willful misconduct or material breach of this Agreement.  The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of any Loan and assignment of any rights hereunder.  The Borrower and the Guarantor may participate at their expense in the defense of any such action or claim, and the Bank shall not stipulate to or enter into any judgment that results in an admission of fault by the Borrower or the Guarantor without the Borrower’s express written consent.

8.11. Assignments and Participations.  At any time, without any notice to the Borrower or the Guarantor, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan.  The Borrower and the Guarantor hereby authorize the Bank to provide, without any notice to the Borrower and the Guarantor, any information concerning the Borrower and the Guarantor, including information pertaining to the Borrower’s and the Guarantor’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan.

8.12. Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of Maryland.  This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Maryland, excluding its conflict of laws rules.  The Borrower and the Guarantor hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in any county or judicial district in the State of Maryland; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower or the Guarantor within any other county, state or other foreign or domestic jurisdiction.  The Bank, the Borrower and the Guarantor agree that the venue provided above is the most convenient forum for the Bank, the Borrower and the Guarantor.  The Borrower and the Guarantor waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

8.13. WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE GUARANTOR AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  EACH OF THE BORROWER, THE GUARANTOR AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower and the Guarantor each acknowledge that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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WITNESS the due execution hereof as a document under seal, as of the date first written above.

BORROWER:

WITNESS / ATTEST:                                                                           EMERGENT BIOSOLUTIONS INC.

/s/ Lisa Richardson                                                             By:  /s/ R. Don Elsey                                                           (SEAL)
Print Name:  Lisa Richardson                                                                  Print name:  R. D. Elsey
Title:  Senior Director, Treasury                                                             Title:  CFO
(Include title only if an officer of entity signing to the right)

GUARANTOR:

WITNESS / ATTEST:                                                                           EMERGENT MANUFACTURING
OPERATIONS BALTIMORE LLC

/s/ Lisa Richardson                                                             By: /s/ R. Don Elsey                                                           (SEAL)
Print Name:  Lisa Richardson                                                                  Print Name:  R. D. Elsey
Title:  Senior Director, Treasury                                                             Title:  CFO
(Include title only if an officer of entity signing to the right)

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:  /s/ Douglas T. Brown                                                           (SEAL)
Print Name:  Douglas T. Brown
Title:  SVP

[Signature Page to Construction Loan Agreement]

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EXHIBIT C

Financial Requirements

FINANCIAL COVENANTS:

(a)	The Consolidated Group will maintain at all times a minimum of unencumbered cash and liquid investments of $50,000,000.00, which the Borrower shall certify at the end of each fiscal quarter.

(b)	The Consolidated Group will maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a ratio of Funded Debt to EBITDA of less than 2.00 to 1.00.

(c)	The Consolidated Group will maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a Debt Service Coverage Ratio of at least 1.25 to 1.00.

As used herein:

“Current Maturities and Interest Expense” means the current obligations and interest expense on Funded Debt.

“Debt Service Coverage Ratio” means the ratio of (i) EBITDA minus cash taxes of the Consolidated Group to (ii) the total of Current Maturities of the Consolidated Group plus interest expense.

“EBITDA” means net income attributable to the Borrower without duplication and to the extent reflected as a charge in the statement of net income attributable to the Borrower for such period, the sum of interest expense, income tax expense, depreciation, amortization and any extraordinary or non-recurring non-cash expenses attributed to minority positions in joint ventures.

“Funded Debt” means all indebtedness for borrowed money, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guarantees of any such indebtedness including Subordinated Debt.

“Subordinated Debt” means indebtedness that has been subordinated to the Borrower’s indebtedness to the Bank pursuant to a subordination agreement in form and content satisfactory to the Bank.

NEGATIVE COVENANTS:

(a)
The Consolidated Group shall not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except (i) indebtedness to the Bank, (ii) open account trade debt incurred in the ordinary course of business and not past due, (iii) convertible debt or convertible debentures whether standalone or under a shelf registration, or (iv) other indebtedness disclosed on the Borrower’s latest financial statements which have been provided to the Bank prior to the date of this Agreement, except for indebtedness created, incurred, guaranteed, endorsed or assumed in connection with a merger or consolidation permitted pursuant to Section 5.4, so long as (1) such indebtedness does not exceed $100,000,000 in the aggregate, and (2) if such indebtedness exceeds $30,000,000 per transaction, such indebtedness does not cause the Consolidated Group not to be in pro forma compliance with the Financial Covenants set forth herein immediately after giving effect to such merger or consolidation.

(b)	The Borrower shall not declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity.

(c)
The Guarantor will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business.  The Consolidated Group will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation in excess of $50,000,000, except for (1) sale-leaseback transactions, (2) contingent value rights, or (3) note receivables related to a deferred purchase price.

C -

EXHIBIT F

Conditions for Closing

1.           Title and Collateral Matters:

(a)
Survey.  A current survey of the Property and legal description thereof, certified by a registered surveyor approved by the Bank, such certification to be addressed to the Bank and the title company issuing the Bank’s title insurance policy and shall be in form and substance acceptable to the Bank.

(b)
Permits and Approvals.  Evidence in such form as the Bank may require of the valid issuance of all necessary permits, licenses and approvals (including, without limitation, subdivision and zoning approvals) to construct and, to the extent generally available at such stage, to occupy and operate the improvements.

(c)	Utilities. Evidence in such form as the Bank may require showing the availability of all utility and municipal services required for the operation of the improvements.

(d)	Title Insurance Policy. A lender’s title policy in form and substance acceptable to the Bank and issued by a title insurer acceptable to the Bank.

2.           Construction Matters:

(a)
Construction Contract.  A signed copy of the Construction Contract with the Contractor pursuant to which the Improvements will be constructed by the Contractor, which Construction Contract shall be subject to review and approval by the Bank.

(b)
Budget.  A project budget approved by the Bank and/or its Construction Consultant, to be certified by the Borrower as of the Closing Date, to be true, correct and complete and in form, scope and content acceptable to the Bank.